UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 9, 2016

EXELIXIS, INC. (Exact name of registrant as specified in its charter)

Delaware	0-30235	04-3257395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 East Grand Ave.
South San Francisco, California 94080
(Address of principal executive offices) (Zip Code)

(650) 837-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 9, 2016 Exelixis, Inc., (the “Company”) entered into separate, privately negotiated exchange agreements with certain holders (the “Holders”) of the Company’s 4.25% Convertible Senior Subordinated Notes due 2019 (the “Notes”). Under the terms of the exchange agreements, the Holders agreed to exchange an aggregate principal amount of approximately
$168.1 million of Notes held by them in exchange for an aggregate of approximately 31,639,530 shares of the Company’s common stock (“Shares”). In addition, pursuant to the exchange agreements, Exelixis, Inc. will make an aggregate cash payment of approximately $1.7 million to the Holders for additional exchange consideration.
The transaction is expected to close on or about August 12, 2016, subject to customary closing conditions. Immediately following the exchange of the Notes contemplated by the exchange agreements, approximately $119.4 million in aggregate principal amount of the Notes will remain outstanding.
The foregoing description of the exchange agreements is qualified in its entirety by reference to the form of exchange agreement attached as Exhibit 99.1 hereto.
This Current Report does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 3.02 Unregistered Sales of Equity Securities.
The disclosure under Item 1.01 above is incorporated by reference herein. The issuance of the Shares under the exchange agreements is being made pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), only to investors that qualified as “qualified institutional buyers” (as such term is defined under the Securities Act) or large institutional investors.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Form of Exchange Agreement Related to 4.25% Convertible Senior Subordinated Notes

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELIXIS, INC.

August 9, 2016	/s/ JEFFREY J. HESSEKIEL
Date	Jeffrey J. Hessekiel
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Form of Exchange Agreement Related to 4.25% Convertible Senior Subordinated Notes